Exhibit 99.1

For Immediate Release

SAIC Announces Departure of Chief Financial Officer John R. Hartley

McLean, Va., March 24, 2016 -- Science Applications International Corp. (NYSE: SAIC) announced today the departure of its Chief Financial Officer, John R. Hartley. Hartley’s departure as Executive Vice President and CFO will be effective June 30, 2016.

Hartley has decided to return to Southern California and his family and home after commuting to the East Coast for the last four years.

“The time is right for this transition,” Hartley said. “SAIC is in a strong position with great momentum going forward, and I feel now is the time to return my focus back to my home and family in San Diego.”

Hartley, 50, has been with the company and its legacy parent since 2001.

“John has been a valued colleague,” said CEO Tony Moraco. “He played a significant role in the transformation of the company, from the formal relocation of the legacy corporate headquarters to McLean from San Diego in 2009, to the design of the new SAIC in 2013, to our solid financial foundation today.

“John has helped shape SAIC into the market leader it is, and we are grateful to him for all of his contributions and energy. We wish John and his family all the best in this next phase of their journey,” Moraco said.

SAIC has initiated a search for a successor.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report on Form 10-K and other such filings that SAIC makes with the SEC from time to time, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SAIC Media Contact:

Lauren Presti
703.676.8982
lauren.a.presti@saic.com